Exhibit 10.1

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made as of the 30th day of March, 2009 (the “Effective Date”) by and between Axcelis Technologies, Inc., a corporation incorporated under the laws of Delaware (“Axcelis”), and SEN Corporation, an SHI and Axcelis Company, a company organized as a kabushiki kaisha under the laws of Japan (“SEN”).  Axcelis and SEN are also referred to collectively as the “Parties” and individually as a “Party.”  Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the meanings ascribed to them in the Share Purchase Agreement by and among the Parties and Sumitomo Heavy Industries, Ltd. (“SHI”), dated as of February 26, 2009 (“Purchase Agreement”).  Reference is made to the following facts and circumstances:

A.            Axcelis, SEN and SHI have entered into the Purchase Agreement, pursuant to which SHI will purchase, subject to the terms and conditions of the Purchase Agreement, Axcelis’ equity ownership in SEN, and pursuant to which SEN will make a payment to Axcelis, subject to the terms and conditions of such Purchase Agreement, in consideration for the obligations assumed by Axcelis and the rights received by SEN under this Agreement;

B.            In connection with the Purchase Agreement, Axcelis and SHI will terminate their joint venture relationship with respect to SEN; Axcelis, SEN and SHI will terminate the Terminated Agreements pursuant to the Termination Agreement; and Axcelis, SEN and SHI will enter into the Cross-Release, pursuant to which each of the parties will fully and completely settle, waive, release and relinquish any and all claims and rights that such party has or may have had against another party in accordance with such Cross-Release;

C.            Axcelis desires to grant, and SEN desires to receive, a license to the Axcelis Licensed Intellectual Property (as defined below), in accordance with the terms and conditions of this Agreement; and

D.            SEN desires to grant, and Axcelis desires to receive, a license to the SEN Licensed Intellectual Property (as defined below), in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and promises set forth herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.              DEFINITIONS.

1.1.                       “Affiliate” has the meaning set forth in the Purchase Agreement.

1.2.                       “Axcelis Licensed Intellectual Property” means all Intellectual Property (as defined below) owned or controlled by Axcelis or its Affiliates as of the Effective Date, provided that Axcelis Licensed Intellectual Property shall not include those Axcelis Patents set forth on Exhibit A hereto.  Notwithstanding the foregoing, to the extent that SEN or its permitted assignee can show that SEN used or otherwise exploited any of the inventions covered by any Patent listed on Exhibit A prior to the Effective Date, such Patent shall be deemed to be included in the Axcelis Licensed Intellectual Property to the extent of such use or exploitation by SEN.

1.3.                       “Axcelis Products” means all current and future Products (as defined below) of Axcelis or its Subsidiaries that Axcelis or its Subsidiaries manufacture (or has manufactured, in accordance herewith).

1.4.                       “Change of Control” means (a) the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of a Party; or (b) the acquisition by any individual, entity or group of ownership of more than fifty percent (50%) of either (i) the then-outstanding shares of common stock of a Party, or (ii) the combined voting power of the then outstanding voting securities of a Party entitled to vote generally in the election of directors.

1.5.                       “Intellectual Property” means any and all proprietary rights recognized in any jurisdiction throughout the world, in, to and under: (a) Patents (as defined below); and (b) Technical Information (as defined below).  Notwithstanding the foregoing, Intellectual Property does not include any Trademarks (as defined below).

1.6.                       “Party” and “Parties” are defined in the preamble to this Agreement.

1.7.                       “Patents” means any and all patents that issue from any and all applications for patents and any and all patents (including all provisionals, divisionals, continuations, continuations-in-part, extensions, renewals, reissues and reexaminations of such patents or patents that issue from such applications, and including all corresponding foreign patents) that are entitled to an effective filing date prior to the Effective Date, provided that such patents relate or are relevant to ion implantation systems and/or flat panel systems, their use or manufacture, and including any software, source code, components, modules or parts for such systems.

1.8.                       “Products” means any and all systems and other products, including, without limitation, ion implant systems and flat panel systems, and including any and all software, source code, components, modules and parts for such systems or other products.

1.9.                       “SEN Licensed Intellectual Property” means all Intellectual Property owned by SEN as of the Effective Date, provided that SEN Licensed Intellectual Property shall not include the following SEN Patent:  Japan Patent Number P4046748.  Notwithstanding the foregoing, to the extent that Axcelis or its permitted assignee can show that Axcelis used or otherwise exploited any of the inventions covered by such excluded SEN Patent prior to the Effective Date, such Patent shall be deemed to be included in the SEN Licensed Intellectual Property, to the extent permitted by applicable law and to the extent of such use or exploitation by Axcelis.

1.10.                “SEN Products” means all current and future Products of SEN or its Subsidiaries that SEN or its Subsidiaries manufactures (or has manufactured, in accordance herewith).

1.11.                “Subsidiary” of any Party means any entity that is a majority-owned subsidiary of such Party, for so long as such entity remains a majority-owned subsidiary of such Party.

1.12.                “SVB Loan Documents” means the Loan and Security Agreement, dated as of April 23, 2008, by and between Silicon Valley Bank, Axcelis and certain subsidiaries or affiliates of Axcelis (the “SVB Loan Agreement”) and any Loan Documents (as defined in the SVB Loan Agreement), and as amended from time to time.

1.13.                “Technical Information” means any trade secrets, confidential and/or proprietary information, works of authorship and other copyrightable subject matter, technical information, know-how, engineering drawings, data, processes, bills of materials, detailed drawings and specifications, descriptions of assembly and manufacturing procedures, computerized production control systems, software and related source code, quality and inspection standards, drawings of jigs and fixtures, sales literature and reports related to the design, assembly and manufacture of any Products, solely where such items have been provided or disclosed by one Party to the other Party prior to the Effective Date.  Notwithstanding the foregoing or anything in this Agreement to the contrary, Technical Information shall not include, and no license or other right is granted hereunder to, any trade secrets, information, copyrightable subject matter, documents, software, source code or other materials of any kind or nature (a) provided by a Party solely pursuant to or in connection with the arbitration between Axcelis and SEN before the Japanese Commercial Arbitration Association, Case No. 06-07, Tokyo and subject to the Confidentiality and Nondisclosure Agreement between Axcelis and SEN dated as of July 2, 2007 (“2007 NDA”), or (b) provided by Axcelis to SHI solely pursuant to the non-disclosure and standstill agreement among Axcelis, SHI and TPG Capital L.P. dated June 5, 2008 (“2008 NDA”); for purpose of clarification, the exclusions from the definition of “Technical Information” set forth in Section 1.13(a) and (b) above do not apply to the extent that any such trade secrets, information, copyrightable subject matter, documents, software, source code or other materials were also provided by a Party to the other Party outside of or apart from such arbitration and 2007 NDA or from such 2008 NDA.

1.14.                “Territory” means worldwide.

1.15.                “Trademarks” means any rights or titles in trade names, domain names, trademarks and service marks (including any applications or registrations related thereto and the goodwill associated therewith).

2.              LICENSE GRANTS.

2.1.                       Licenses.

2.1.1.            License Grant to SEN.  Subject to the terms and conditions of this Agreement (including SEN’s compliance therewith), Axcelis hereby grants to SEN a non-exclusive, irrevocable, perpetual, royalty-free, worldwide, non-sublicensable, non-transferable (except as expressly set forth in Section 5.2) license under the Axcelis Licensed Intellectual Property to reproduce, distribute, derive, perform, display, make, have made (but only on behalf of, and pursuant to designs and specifications that are furnished by and originate with, and only for transfer or sale by such “have made” contractor back to, SEN, its Subsidiaries and/or SHI), use, import, export, lease, offer to sell, sell and otherwise dispose of SEN Products, and to reproduce, distribute, derive, perform, display and use the Technical Information in connection therewith, anywhere in the Territory; provided, however, that, for a period of four (4) years from the Effective Date, such license shall be a sole exclusive license in Japan with respect to ion implant systems and flat panel systems, meaning that Axcelis, its Subsidiaries or its permitted assignee

(pursuant and subject to Section 5.2 below) may make and have made (but only on behalf of,  and pursuant to designs and specifications that are furnished by and originate with, and only for transfer or sale by such “have made” contractor back to, Axcelis and its Subsidiaries, or a permitted assignee) Axcelis Products in Japan, and may, directly or through third parties, reproduce, distribute, derive, perform, display, use, import, export, lease, offer to sell, sell and dispose of Axcelis Products in Japan, but Axcelis or its permitted assignee pursuant to Section 5.2 below may not authorize any third party to do any of the foregoing in Japan with respect to ion implant systems and flat panel systems other than Axcelis Products or on behalf of an entity other than Axcelis or its permitted assignee.  Notwithstanding the foregoing grant by Axcelis of a sole exclusive license in Japan, in the event that a claim of infringement of one or more Japanese patents is made by a third party against Axcelis or its permitted assignee in connection with one or more Axcelis Products, Axcelis or its permitted assignee (as applicable) shall be entitled to grant a non-exclusive, non-sublicensable, non-transferable license to a limited number of Axcelis’ Japanese patents included within the Axcelis Licensed Intellectual Property to such third party in connection with such third party’s Products, solely as necessary to settle such third party’s patent infringement claim against Axcelis or its permitted assignee, and provided that Axcelis or its permitted assignee provides prior written notice to SEN of such license grant.  Axcelis shall not exercise its rights, including any moral rights, in contravention of the license and related immunities granted herein.

2.1.2.            License Grant to Axcelis.  Subject to the terms and conditions of this Agreement (including Axcelis’ compliance therewith), SEN hereby grants to Axcelis a non-exclusive, irrevocable, perpetual, royalty-free, worldwide, non-sublicensable, non-transferable (except as expressly set forth in Section 5.2) license under the SEN Licensed Intellectual Property to reproduce, distribute, derive, perform, display, make, have made (but only on behalf of, and pursuant to designs and specifications that are furnished by and originate with, and only for transfer or sale by such “have made” contractor back to, Axcelis and its Subsidiaries), use, import, export, lease, offer to sell, sell and otherwise dispose of Axcelis Products, and to reproduce, distribute, derive, perform, display and use the Technical Information in connection therewith, anywhere in the Territory; provided, however, that,  for a period of four (4) years from the Effective Date, such license shall be a sole exclusive license in the United States with respect to ion implant systems and flat panel systems, meaning that SEN, its Subsidiaries or its permitted assignee (pursuant and subject to Section 5.2 below) may make and have made (but only on behalf of, and pursuant to designs and specifications that are furnished by and originate with, and only for transfer or sale by such “have made” contractor back to, SEN, its Subsidiaries and/or SHI, or a permitted assignee) SEN Products in the United States, and may, directly or through third parties, reproduce, distribute, derive, perform, display, use, import, export, lease, offer to sell, sell and dispose of SEN Products in the United States, but SEN or its permitted assignee pursuant to Section 5.2 below may not authorize any third party to do any of the foregoing in the United States with respect to ion implant systems and flat panel systems other than SEN Products or on behalf of an entity other than SEN or its permitted assignee.  Notwithstanding the foregoing grant by SEN of a sole exclusive license in the United States, in the event that a claim of infringement of one or more U.S. patents is made by a third party against SEN or its permitted assignee in connection with one or more SEN Products, SEN or its permitted assignee (as applicable) shall be entitled to grant a non-exclusive, non-sublicensable, non-transferable license to a limited number of SEN’s U.S. patents included within the SEN Licensed Intellectual Property to such third party in connection with such third party’s Products, solely as necessary to settle such third party’s patent infringement claim against SEN or its permitted assignee and provided that SEN or its permitted assignee provides prior written notice to Axcelis of such license grant.  SEN shall not exercise its rights, including any moral rights, in contravention of the license and related immunities granted herein.

2.2.                       No Other Rights Granted.  Apart from the license rights expressly set forth in this Agreement, (a) Axcelis (i) does not grant and SEN does not receive any right, title or interest, or any security interest or ownership interest, in the Axcelis Licensed Intellectual Property, (ii) disclaims any implied licenses hereunder and (iii) reserves all rights not expressly provided for herein; and (b) SEN (i) does not grant and Axcelis does not receive any right, title or interest, or any security interest or ownership interest, in the SEN Licensed Intellectual Property, (ii) disclaims any implied licenses hereunder and (iii) reserves all rights not expressly provided for herein.  Notwithstanding anything in this Agreement to the contrary, no patent, trade secret or other intellectual property rights of SHI or its Affiliates (other than SEN) are licensed or otherwise transferred hereunder, nor shall any subsequent merger or other corporate reorganization involving SHI (including its Affiliates) and SEN result in any intellectual property owned or controlled by SHI or its Affiliates (other than SEN) becoming subject to this Agreement.

2.3.                       Application of Immunity.  The license by each Party (as licensor Party) to the other Party (as licensee Party) as set forth in Sections 2.1.1 (License Grant to SEN) and 2.1.2 (License Grant to Axcelis) shall constitute a grant of immunity against any claim or action for infringement (whether direct or contributory infringement, inducement to infringe, or otherwise) of the Axcelis Licensed Intellectual Property (in the case of Axcelis as the licensor Party) or the SEN Licensed Intellectual Property (in the case of SEN as the licensor Party) against the licensee Party, its Subsidiaries and, with respect to SEN as a licensee Party, SHI, and their distributors, resellers, subcontractors, customers and users relating to their use, importation, exportation, lease, offering to sell, sale or disposition of such licensee Party’s Products (i.e., SEN Products, where SEN is the licensee Party; and Axcelis Products, where Axcelis is the licensee Party) made or sold in accordance with this Agreement (which immunity shall also apply to the licensee Party’s Subsdiaries’ manufacture of such licensee Party’s Products; and which immunity shall further apply to any “have made” contractor’s manufacture of the licensee Party’s Products in accordance with Section 2.1.1 or 2.1.2, as applicable), and regardless of the country in which the use, importation, exportation, lease, offering to sell, sale or disposition occurs.  Such immunity shall apply (a) to such licensee Party’s Products, and (b) to combinations of such Products with other elements and the use of such Products in performing a method, but only to the extent that the licensee Party’s Product itself (and not such combination or method) embodies the essential features of the licensor Party’s patented invention at issue.  The immunities set forth in this Section 2.3 are irrevocable, perpetual, royalty-free and worldwide.

2.4.                       Intellectual Property Transfer.  Should Axcelis seek to assign, sell, exclusively license or otherwise transfer any interest in or to any of the rights in the Axcelis Licensed Intellectual Property to a third party, any such interest shall be subject to the terms and conditions of this Agreement, including the license granted to SEN in Section 2.1.1 (and related limitations thereon) and the related immunities (and related limitations thereon)

granted in Section 2.3.  Likewise, should SEN seek to assign, sell, exclusively license or otherwise transfer any interest in or to any of the rights in the SEN Licensed Intellectual Property to a third party, any such interest shall be subject to the terms and conditions of this Agreement, including the license granted to Axcelis in Section 2.1.2 (and related limitations thereon) and the related immunities (and related limitations thereon) granted in Section 2.3.  For the avoidance of doubt, the transferring Party shall cause such license grant and related immunities to be so binding and to remain in effect as set forth herein; and any such transferring Party, its successors and assigns will defend the other Party, such other Party’s Subsidiaries, and their respective distributors, resellers, subcontractors, customers and users (and, with respect to SEN as the licensee Party, SHI) (for purposes of this Section 2.4, the “Indemnified Parties”), from and against any third-party claim, suit or proceeding (“Claim”) resulting from any breach (or any claim that, if true, would constitute a breach) of the transferring Party’s obligations hereunder (including any failure by such transferring Party to cause its license grant and/or related immunities hereunder to be binding and to remain in effect), and will indemnify and hold harmless such Indemnified Parties from any damages, costs, losses or liability (including attorneys’ fees and related costs) related to or resulting from such Claim.

2.5.                       No Further Payments.  The Parties acknowledge that, upon payment to Axcelis of the monies to be paid under the Purchase Agreement in connection with this Agreement, no further payments shall be owed in connection with the licenses granted hereunder.

2.6.                       Clarification With Respect to Sole Exclusive License Grants.  For purpose of clarification, with respect to the sole exclusive license for Japan granted by Axcelis in Section 2.1.1 above and the sole exclusive license for the United States granted by SEN in Section 2.1.2 above, after the four (4) -year period for such sole exclusive licenses expires, each licensee Party will continue to have a non-exclusive license (albeit not a sole exclusive license) in the applicable Territory (i.e., Japan with respect to SEN as the licensee Party and the United States with respect to Axcelis as the licensee Party), subject to the terms and conditions of this Agreement.

3.              LIMITED WARRANTY AND DISCLAIMERS.

3.1.                       Limited Warranty.  Axcelis and SEN each represents and warrants that (a) it has the full power and authority to enter into this Agreement and to perform its obligations hereunder; (b) it has the requisite right and authority to enter into this Agreement and grant the rights and licenses hereunder, without the need for any license, release, consent, approval or other immunity not yet obtained or issued; (c) it has not previously granted and will not grant any right or license in such Party’s Intellectual Property licensed hereunder that are inconsistent with the rights and licenses granted herein; and (d)  it is the exclusive owner of all right, title and interest in and to each item of Intellectual Property licensed by such Party hereunder, and that the Intellectual Property licensed by such Party hereunder is and will remain free of any encumbrance, lien or security interest, provided, however, Axcelis, prior to the Effective Date, has granted to Silicon Valley Bank (“Bank”) a security interest pursuant to the SVB Loan Documents, which security interest includes the Axcelis Licensed Intellectual Property.  In connection with the SVB Loan Documents, Axcelis further represents and warrants that (i) it has obtained a binding, enforceable written consent to this Agreement (including the terms and conditions hereof) from Bank, which consent provides that such security interest is subject to the license granted by Axcelis hereunder and that no enforcement of Bank’s rights with respect to such Intellectual Property shall terminate, modify, alter or extinguish the license granted by Axcelis hereunder, (ii) there shall be no disruption of, interference with or termination (or attempted termination) by the Bank or any other third party of any of the rights and immunities granted by Axcelis hereunder, (iii) Axcelis is otherwise the exclusive owner of all right, title and interest in and to each item of Intellectual Property licensed by Axcelis hereunder, and that the Axcelis Licensed Intellectual Property otherwise is and will remain free of any encumbrance, lien or security interest, and (iv) Axcelis agrees that this Agreement benefits from the provisions of the Purchase Agreement, including without limitation Section 5.12 thereof, and Axcelis shall comply with the terms of Section 5.12.  With respect to this Section 3.1, each licensor Party, its successors and assigns will defend the other Party, its Subsidiaries, and their respective distributors, resellers, subcontractors, customers and users, and, with respect to SEN as the licensee Party, SHI (for purposes of this Section 3.1, the “Indemnified Parties”), from and against any third-party claim, suit or proceeding (“Claim”) resulting from any breach (or any claim that, if true, would constitute a breach) of the licensor Party’s representations and warranties herein, and will indemnify and hold harmless such Indemnified Parties from any damages, costs, losses or liability (including attorneys’ fees and related costs) related to or resulting from such Claim.

3.2.                       DISCLAIMER.  EXCEPT AS EXPRESSLY PROVIDED IN SECTION 3.1 ABOVE, THE PARTIES’ INTELLECTUAL PROPERTY LICENSED HEREUNDER IS PROVIDED “AS IS,” AND NEITHER PARTY RECEIVES ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY STATUTE, COMMUNICATION OR CONDUCT WITH THE OTHER PARTY, OR OTHERWISE.  EACH PARTY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR NON-INFRINGEMENT CONCERNING ITS INTELLECTUAL PROPERTY LICENSED HEREUNDER.  WITHOUT LIMITING THE FOREGOING, (A) NEITHER PARTY PROVIDES A WARRANTY THAT ITS INTELLECTUAL PROPERTY LICENSED HEREUNDER OR ANY PORTION THEREOF IS ERROR-FREE OR WILL OPERATE WITHOUT INTERRUPTION OR LOSS OF DATA, AND NEITHER PARTY PROVIDES ANY WARRANTY REGARDING THE USE OF ITS INTELLECTUAL PROPERTY LICENSED HEREUNDER OR THE RESULTS THEREFROM, INCLUDING, WITHOUT LIMITATION, ITS CORRECTNESS, ACCURACY OR RELIABILITY AND (B) NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS (I) A WARRANTY OR REPRESENTATION BY EITHER PARTY AS TO THE VALIDITY OR SCOPE OF ANY INTELLECTUAL PROPERTY LICENSED HEREUNDER; (II) A WARRANTY OR REPRESENTATION THAT ANY ACTS LICENSED OR IMMUNIZED HEREUNDER WILL BE FREE FROM INFRINGEMENT OF INTELLECTUAL PROPERTY, OTHER THAN THOSE UNDER WHICH LICENSES, IMMUNITIES AND OTHER RIGHTS HAVE BEEN GRANTED HEREUNDER; (III) AN AGREEMENT TO BRING OR PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR INFRINGEMENT OR AGREEMENT CONFERRING ANY RIGHT TO BRING OR PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR INFRINGEMENT; OR (IV) CONFERRING ANY RIGHT TO USE, IN ADVERTISING, PUBLICITY, OR OTHERWISE, ANY TRADEMARK OR TRADE NAME, OR ANY CONTRACTION, ABBREVIATION OR SIMULATION THEREOF, OF EITHER PARTY.

3.3.                       No Support.  Nothing in this Agreement shall obligate either Axcelis to provide any new copies or iterations of Technical Information or any support for the Axcelis Licensed Intellectual Property, or SEN to provide any new copies or iterations of Technical Information or any support for the SEN Licensed Intellectual Property.  Axcelis is under no obligation to develop or provide any alterations, modifications, updates, enhancements, revisions, engineering changes or prior or new versions or releases of the Axcelis Licensed Intellectual Property to SEN, and SEN is under no obligation to develop or provide any alterations, modifications, updates, enhancements, revisions, engineering changes or prior or new versions or releases of the SEN Licensed Intellectual Property to Axcelis.

4.              CONFIDENTIALITY.

4.1.                       With respect to all Technical Information of a Party that was provided or disclosed by such Party (“Disclosing Party”) to the other Party (“Receiving Party,” and such Technical Information, “Confidential Information”), such Receiving Party shall keep confidential, and shall cause its directors, officers, employees (including, for the avoidance of doubt, part-time and temporary workers and staff), agents and advisors (“Representatives”) to keep confidential, such Confidential Information.  Notwithstanding the foregoing, Confidential Information shall not include information that:  (i) is or becomes generally available to the public other than as a result of any disclosure or other action or inaction by a Receiving Party in breach of this Agreement or any other obligation of confidentiality among or between Axcelis, SEN or SHI; (ii) is or becomes known or available to a Receiving Party or any of its Representatives on a non-confidential basis from a source (other than the Disclosing Party or any of its Affiliates or Representatives) that is not prohibited from disclosing such Confidential Information by a contractual, legal or fiduciary obligation; or (iii) is or was independently developed by a Receiving Party or any of its Representatives without violation of any obligation under this Agreement.  Confidential Information may be disclosed by a Receiving Party to its Subsidiaries, actual or potential distributors, resellers, suppliers, subcontractors, customers, consultants, attorneys, patent agents and users, and, with respect to SEN as a Receiving Party, SHI (“Permitted Receivers”), provided that such Permitted Receivers shall have been bound in writing by restrictions regarding disclosure and use of such information comparable to and no less restrictive than those set forth herein.

4.2.                       Each of the Parties shall take the same degree of care that it uses to protect its own confidential information of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized disclosure, publication or dissemination of the Confidential Information.

4.3.                       If a Receiving Party or any of its Representatives or Permitted Receivers are requested pursuant to, or are required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which such Party’s securities are listed or quoted) or by legal process to disclose any Confidential Information, such Receiving Party shall provide the Disclosing Party with reasonably prompt notice of such request or requirement, in order to enable the Disclosing Party (a) to seek an appropriate protective order or other remedy, (b) to consult with Receiving Party with respect to taking steps to resist or narrow the scope of such request or legal process or (c) to waive compliance, in whole or in part, with the terms of this Agreement.  In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance, in whole or in part, with the terms of this Agreement, such Receiving Party, its Representatives or its Permitted Receivers, as the case may be, shall use commercially reasonable efforts to disclose only that portion of the Confidential Information which such Receiving Party is advised by legal counsel is legally required to be disclosed and exercise commercially reasonable efforts to cooperate with the Disclosing Party to obtain confidential treatment for the Confidential Information so disclosed.

4.4.                       Each of the Parties agrees that, due to the unique nature of the Confidential Information, the unauthorized disclosure of the Confidential Information may cause irreparable harm and significant injury to the Party, the extent of which will be difficult to ascertain and for which there may be no adequate remedy at law.  Accordingly, each of the Parties agrees that a Disclosing Party, in addition to any other available remedies, shall have the right to seek an injunction and other equitable relief enjoining any breach or threatened breach of this Agreement.

4.5.                       Except as otherwise provided herein, with respect to each item of Confidential Information, the obligations set forth in this Section 4 shall survive until such item of Confidential Information enters the public domain through no fault of the Receiving Party, its Representatives or its Permitted Receivers.

4.6.                       The Parties agree that the terms and conditions of this Agreement shall not constitute Confidential Information of either Party hereunder, and that copies of this Agreement may be disclosed by a Party to third parties.

5.              MISCELLANEOUS.

5.1.                       Relationship of the Parties.  Notwithstanding any provision hereof to the contrary, for all purposes of this Agreement each Party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other, and shall neither bind nor attempt to bind the other Party to any contract or warranty in connection with the subject matter of this Agreement.

5.2.                       Assignment.  Neither Party shall assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, (a) either Party may assign, sell, transfer, delegate or otherwise dispose of this Agreement (including its rights and obligations under this Agreement) solely in connection with a Change of Control (an “Authorized Transfer”); and (b) SEN may assign, sell, transfer, delegate or otherwise dispose of this Agreement or any of SEN’s rights or obligations under this Agreement to SHI or an SHI subsidiary without the prior written consent of Axcelis.  Any purported assignment, sale, transfer, delegation or other disposition by a Party, except as permitted herein, shall be null and void.  Further, and notwithstanding anything in this Agreement to the contrary, after any Authorized Transfer by or relating to, or any other Change of Control (other than pursuant to Section 5.2(b)) of, a licensee Party, the license and related immunities granted hereunder by the licensor Party to such licensee Party shall not apply with respect to Products of any third party (the “Authorized Transferee”) acquiring such control (whether through merger, consolidation, corporate reorganization, sale of all or substantially all of the licensee Party’s assets or otherwise) or to Products based on or derived from such Authorized Transferee’s Products (provided that, if a Product is based on or derived from both such Authorized Transferee’s Products and from the licensee Party’s Products (“Merged Product”), the license granted hereunder by the licensor Party shall apply solely to the aspects of the Merged Product that are the same as or are substantially derived from the licensee Party’s Products as such Products existed prior to the Authorized Transfer.  For purpose of clarification, no licensor Party authorizes hereunder any assignment, sale, transfer, delegation or other disposition of any license or immunities granted hereunder in connection with such licensor Party’s Licensed Intellectual Property except as expressly set forth herein, and in no event is such authorization granted hereunder separate or apart from the assignment, sale, transfer, delegation or other disposition of licensee Party’s Products.  Subject to this Section 5.2, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

5.3.                            Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (a) if personally delivered, when so delivered; (b) if mailed by registered or certified U.S. mail (airmail, if international), return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, when received; (c) if given by telecopier, once such notice or other communication is transmitted to the telecopier number specified below, provided that:  (i) the sending telecopier generates a transmission report showing successful completion of such transmission; and (ii) such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above or sent by internationally-recognized overnight delivery service in accordance with the provisions of clause (d) below, and provided, further, that if such telecopy is sent after 5:00 p.m. local time at the location of the receiving telecopier, or is sent on a day other than a business day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding business day; or (d) if sent through an internationally-recognized overnight delivery service that guarantees next day delivery, two business days following its delivery to such service in time for next day delivery when sent from the United States to Japan and one business day following delivery to such service in time for next day delivery in all other cases.

To Axcelis:

Axcelis Technologies, Inc.
108 Cherry Hill Drive

Beverly, Massachusetts 01915

Facsimile No.:  (978) 787-4090

Attn:  Chief Executive Officer

To SEN:

SEN Corporation, an SHI and Axcelis Company

SBS Tower 9F

4-10-1 Yoga, Setagaya-ku

Tokyo 158-0097, Japan

Facsimile No.:  81-3-5491-7804

Attn:  Yoshitomo Hidaka, Representative Director and President

With a copy to:

Sumitomo Heavy Industries, Ltd.

ThinkPark Tower

1-1 Osaki 2-chome

Shinagawa-ku

Tokyo 141-6025, Japan

Facsimile No.:  81-3-6866-5111

Attn:  Yukio Kinoshita, Senior Executive Vice President

5.4.            Governing Law; Arbitration.

5.4.1.          This Agreement shall be construed in accordance with, and governed in all respects by, the substantive laws of the State of New York (without giving effect to principles of conflicts of laws that would result in the application of the laws of a jurisdiction other than the State of New York).  This Agreement shall not be governed by the U.N. Convention on Contracts for the International Sale of Goods, the application of which is expressly excluded.  In any proceeding brought to enforce this Agreement, the substantially prevailing party as determined by the arbitrator or court will be entitled to recover its reasonable attorneys’ fees and costs, including fees on any appeal.

5.4.2.          All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by three arbitrators. Two arbitrators shall be selected by the respective Parties, one by the claimant(s) and one by the respondent(s); the third arbitrator shall be the chair and shall be appointed by the two Party-appointed arbitrators or, if such two arbitrators fail to agree within thirty (30) days, by the ICC. The seat of the arbitration shall be Tokyo, Japan. The language of the arbitration shall be English, in which all of the arbitrators shall be proficient.  Judgment on the award rendered may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, a Party shall have the right to institute a legal action in a court of proper jurisdiction for injunctive relief and/or a decree for specific performance pending final settlement by arbitration in accordance with this provision.  Each of the Parties acknowledges and agrees that it has entered into other agreements related to this Agreement (including the Purchase Agreement, Termination Agreement and Cross-Release) with the other Party, and that, in response to a demand for arbitration under any one or more of such agreements, either Party may raise, by way of counterclaim or cross-claim, any claims rising out of or in connection with any of such other agreements.

5.5.            Equitable Relief.  The Parties hereby acknowledge and agree that a breach of Sections 2, 3.1, 4, 5.2, 5.4.2, 5.6 or 5.7, as applicable, of this Agreement may cause irreparable harm and significant injury to the other Party that may be difficult to ascertain and that a remedy at law would be inadequate.  Accordingly, each Party agrees that the other Party shall have the right to seek and obtain immediate injunctive relief to enforce the other Party’s rights under this Agreement in addition to any other rights and remedies the other Party may have hereunder.

5.6.            Further Assurances. Notwithstanding anything to the contrary in this Agreement, each Party shall provide to the other Party, at its request, reasonable cooperation and assistance, and take such actions (including, without limitation, the prompt execution and delivery of affidavits, declarations, oaths, assignments, authorizations, samples, specimens and any other documentation), as may be reasonably necessary to vest, secure, perfect, record, register, protect and/or enforce the licenses, immunities and other rights granted herein to such other Party, or to otherwise effect the terms of this Agreement.  Without limiting the foregoing, with respect to Axcelis’ license grant to SEN hereunder, Axcelis has completed and, as applicable, executed the U.S. and Japan recordation-related forms provided by SEN to Axcelis prior to the Effective Date, and will complete and, as applicable, execute (so long as such forms reasonably conform to applicable local practices and that the Intellectual Property that is the subject of such forms constitutes Axcelis Licensed Intellectual Property) other recordation-related forms pertaining to other countries and, immediately following the Effective Date, shall cooperate with and assist SEN and its representatives in filing, and, as requested by SEN, take such actions as are necessary to file, such forms with the appropriate authorities.  Further, to the extent that Axcelis seeks to similarly record its license grant from SEN hereunder using similar recordation-related forms, SEN shall cooperate with and assist Axcelis and its representatives in connection with such efforts.  Further, upon the request of a licensee Party, the licensor Party shall promptly provide such licensee Party with an updated list identifying the licensor Party’s Patents, on a country-by-country basis, that are licensed hereunder.  If either Party is unable, after reasonable notice to the other Party, for any reason whatsoever, to secure the necessary signature(s) to any document which is required to be executed pursuant to this Section 5.6, such Party hereby irrevocably designates and appoints the other Party and its duly authorized officers and agents as such Party’s agents and attorneys-in-fact, to act for and on its behalf and instead of such Party, to execute and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 5.6 with the same legal force and effect as if executed by the Party itself.

5.7.            Section 365(n).  All rights and licenses granted under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses to rights to “intellectual property” as such term is defined under the Bankruptcy Code.  Each Party acknowledges and agrees that, in the event a Party files a voluntary petition for relief under the Bankruptcy Code (a “Voluntary Case”) or an involuntary petition for relief under the Bankruptcy Code is filed against a Party and an order for relief is entered (an “Involuntary Case” and together with a Voluntary Case, a “Bankruptcy Case”), the other Party shall be entitled to retain all of its rights under this Agreement and to fully exercise all rights available to it under the Bankruptcy Code, including but not limited to, the rights granted under Section 365(n) of the Bankruptcy Code.  Each Party further agrees, that in the event of the commencement of a Bankruptcy Case, and a Party hereto, as a debtor-in-possession (“Debtor”), or a trustee appointed in such Bankruptcy Case (a “Trustee”), rejects this Agreement, the other Party hereto may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code, and Debtor or such Trustee will not interfere with the rights of the other Party provided in this Agreement or any other agreement supplementary to this Agreement, or any intellectual property provided under such agreements.  Each Party further acknowledges and agrees, that in the event of the commencement of a Bankruptcy Case, the enforcement by the other Party of any rights under Section 365(n) of the Bankruptcy Code in connection with this Agreement will not violate the automatic stay of Section 362 of the Bankruptcy Code and waives any right to object on such basis.

5.8.         Severability.  Whenever possible each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, or determined to be void or unenforceable for any reason, then such provision or term shall be ineffective only to the extent of such prohibition, invalidity or unenforceability, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement, and the prohibited, invalid or unenforceable provision shall be modified to the minimum extent necessary to make it permissible, valid and enforceable, unless the result of any such invalidity or unenforceability shall be to cause a material failure of consideration to the Party seeking to sustain the validity or enforceability of the subject provision.

5.9.         Waiver.  The waiver of, or failure to enforce, any breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default.

5.10.  Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

5.11.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

5.12.  Entire Agreement.  This Agreement, along with the Purchase Agreement (and any exhibits, attachments, or other agreements pursuant to the Purchase Agreement), set forth the entire agreement between the Party and supersedes any and all prior proposals, agreements and representations between them, whether written or oral.  This Agreement may be changed only by mutual agreement of the Party in writing.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered on the date first above written.

AXCELIS TECHNOLOGIES, INC.	SEN CORPORATION, AN SHI AND AXCELIS COMPANY

By:	/s/ Mary G. Puma	By:	/s/ Yoshitomo Hidaka

Name:	Mary G. Puma	Name:	Yoshitomo Hidaka

Title:	Chairman and CEO	Title:	Representative Director and President

EXHIBIT A

Axcelis Patents Excluded From “Axcelis Licensed Intellectual Property”

[SEE ATTACHMENTS]

List of Schedules Omitted from the License Agreement by and among
Axcelis Technologies, Inc. (“Axcelis”) and SEN Corporation, an SHI and Axcelis
Company (“SEN”), dated March  30, 2009
as filed with the Securities Exchange Commission (the “Commission”) on Form 8-K

1.               Exhibit A1:  Listing certain patents and patent applications owned by Axcelis in the ion implantation field excluded from the license granted to SEN.

2.               Exhibit A2:  Listing patents and patent applications owned by Axcelis in the curing and cleaning fields excluded from the license granted to SEN.

3.               Exhibit A3:  Listing patents and patent applications owned by Axcelis in the rapid thermal processing field excluded from the license granted to SEN.

Axcelis will furnish supplementally a copy of any omitted schedule to the Commission upon request.